EXHIBIT 99.1
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                                    FOOTNOTE
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(3)  The reporting person and the issuer have amended the option to buy shares of common stock of the issuer issued to the reporting person on (i) September 30, 2003 to increase the exercise price to the high and low trading price over the balance of the calendar year following the record date of the grant and (ii) January 28, 2006 to increase the exercise price to the average of the high and low trading price on the date determined by the issuer to be used as the measurement date for such option in restating its financial statements, in each case as discussed by the issuer in its Form 10-K report for the year ended February 3, 2007; the other terms of the option, including when the option shall be exercisable and the expiration date, have not been changed and no consideration was paid to the reporting person in connection with the amendment. For Section 16 reporting purposes only, the increase in the exercise price is deemed to be a cancellation of the pre-amendment option in exchange for the grant of replacement option with the increased exercise price.